As Filed with the Securities and Exchange Commission on February 5, 2016
Registration No. 333-199486

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Foamix Pharmaceuticals Ltd.
(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Holzman Street, Weizmann Science Park
Rehovot, Israel	76704
(Address of principal executive offices)	(Zip Code)

Foamix Pharmaceuticals Ltd. 2009 Israeli Share Option Plan
(Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Phyllis G. Korff, Esq.	Ory Nacht, Adv.
Andrea L. Nicolas, Esq.	Ron Ben-Menachem, Adv.
Skadden, Arps, Slate, Meagher & Flom LLP	Herzog Fox & Neeman
4 Times Square	4 Weizmann Street
New York, New York 10036	Tel Aviv, Israel 6423904
Tel: +1 (212) 735-3000	Tel: +972-3-692-2020
Fax: +1 (212) 735-2000	Fax: +972-3-696-6464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer (as defined in Rule 12b-2 of the Act).

☐ Large Accelerated Filer ☐ Smaller Reporting Company	☒ Accelerated Filer	☐ Non-Accelerated Filer

DE-REGISTRATION OF UNSOLD SECURITIES

On October 20, 2014, Foamix Pharmaceuticals Ltd. (the “Registrant”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (the “2014 Form S-8”), hereby amended, pertaining to the registration of a total of 1,635,694 ordinary shares of the Registrant, par value NIS 0.16 per share (“Ordinary Shares”), issuable under the Registrant’s 2009 Israeli Share Option Plan (the “2009 Plan”).

On May 12, 2015, the Registrant adopted the 2015 Israeli Share Incentive Plan (the “2015 ISIP”), which replaced the 2009 Plan with regard to awards of options and restricted share units made from that date onward. Concurrently with this amendment, the Registrant will be filing with the SEC a Registration Statement on Form S-8 to register 2,690,694 Ordinary Shares that have been issued or are reserved for future issuance under the 2015 ISIP (the “New S-8”).

Among the Ordinary Sares that are being registered under the New S-8 are 690,694 Ordinary Shares that were originally registered under the 2014 Form S-8, which as of May 12, 2015 were not granted or issued under the 2009 Plan (the “Carryover Shares”).  The Registrant hereby de-registers and otherwise withdraws from registration the Carryover Shares that had previously been registered under the 2014 Form S-8.

It should be noted that 945,000 options exercisable into Ordinary Shares that were awarded under the 2009 Plan and registered under the 2014 Form S-8 remain outstanding and subject to the 2009 Plan. If any such options expire, or if they are canceled or forfeited at any time, the shares underlying such options will be further included in the reserve available for issuance under the 2015 ISIP. Accordingly, the Registrant intends to periodically file additional post-effective amendments to the 2014 Form S-8 and the New S-8 in order to de-register such shares from the 2014 Form S-8 and have them carried over and registered under the New S-8, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement On Form S-8 (File No. 333-199486) to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, as of February 5, 2016.

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ Dov Tamarkin
Name: Dov Tamarkin
Title: Chief Executive Officer